Exhibit 23.1

Deloitte & Touche LLP 180 E. Broad #1400 Columbus, OH 43215 USA
Tel: +1 614 229 4740 Fax: +1 866 225 4088 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated November 28, 2016, relating to the consolidated financial statements and financial statement schedules of The Scotts Miracle-Gro Company and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended September 30, 2016 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

December 28, 2016